SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
 (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.






                                UNITED STATES                  OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION        OMB Number:
                                                               3235-0145
                           WASHINGTON, D.C. 20549              Expires: December
                                                               31, 2005
                                SCHEDULE 13G                   Estimated average
                               (RULE 13D-102)                  burden hours per
                                                               response. . 11



             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                              RADIANT SYSTEMS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    75025N102
                                 (CUSIP Number)

                                 MARCH 15, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 75025N102

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Potomac Capital Management LLC
          13-3984298

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A) [ ]
          (B) [ ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    1,276,367 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        1,276,367 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,276,367 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.39%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          HC; OO (Limited Liability Company)

                               CUSIP NO. 75025N102

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Potomac Capital Management Inc.
          13-3984786

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    1,276,367 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        1,276,367 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,276,367 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.39%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          HC; CO

                               CUSIP NO. 75025N102


     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Paul J. Solit

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    1,276,367 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        1,276,367 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,276,367 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.39%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN; HC

ITEM 1.

     (A)  NAME OF ISSUER

          Radiant Systems, Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          3925 Brookside Parkway
          Alpharetta, Georgia 30022

ITEM 2.

     (A)  NAME OF PERSON FILING

          This statement is being filed by (i) Potomac  Capital  Management LLC;
          (ii) Potomac Capital Management Inc.; and (iii) Paul J. Solit

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          (i), (ii), and (iii)

          153 E. 53rd Street,
          26th Floor
          New York, New York 10022

     (C)  CITIZENSHIP

          (i) New York
          (ii) New York
          (iii) U.S.

     (D)  TITLE OF CLASS OF SECURITIES

          Common Stock, par value $0.10 per share

     (E)  CUSIP NUMBER

          75025N102

ITEM 3. Not Applicable



ITEM 4. OWNERSHIP

          PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN
          ITEM 1.

           Potomac Capital Management LLC
           Potomac Capital Management Inc.
           Paul J. Solit

             (A)  AMOUNT BENEFICIALLY OWNED:                        1,276,367
             (B)  PERCENT OF CLASS:                                 4.39%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE    0
                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                                                                    1,276,367
                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF                              0
                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF                              1,276,367

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

See     Exhibit A attached hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

ITEM 10.CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 31st day of March, 2005




                                         POTOMAC CAPITAL MANAGEMENT LLC

                                         By:    /s/      Paul J. Solit
                                               -----------------------
                                                Paul J. Solit, Managing Member

                                         POTOMAC CAPITAL MANAGEMENT INC.

                                         By:    /s/     Paul J. Solit
                                               ---------------------
                                               Paul J. Solit, President


                                         PAUL J. SOLIT

                                         By:    /s/ Paul J. Solit
                                                ---------------------
                                                Paul J. Solit

EXHIBIT INDEX


The following exhibits are filed with this report on Schedule 13G/A:

Exhibit A     I dentification of entities which acquired the shares which are the subject of this report on Schedule 13G/A.

Exhibit B     Joint Filing Agreement dated March 31, 2005among Potomac Capital
              Management LLC, Potomac Capital Management, Inc. and Paul J. Solit